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                                                                 EXHIBIT 1(d)(4)

                   AMERICAN GENERAL SERIES PORTFOLIO COMPANY 2
                           Certificate of Termination
             of Institutional Class I and Institutional Class II of
                      American General Municipal Bond Fund

The undersigned, being the Vice President and Assistant Secretary of American General Series Portfolio Company 2, a Delaware business trust (the "Trust"), pursuant to the authority conferred upon the Trustees of the Trust by Section
6.1 of the Trust's Agreement and Declaration of Trust ("Declaration"), and by the affirmative vote of a Majority of the Trustees, and upon the finding that no such Shares of these Classes are outstanding, does hereby terminate the Institutional Class I and Institutional Class II Classes of Shares of the American General Municipal Bond Fund.

         October_____, 1998


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         Nori L. Gabert,
         Vice President and
         Assistant Secretary